Exhibit 10.1

TAX MATTERS AGREEMENT

by and among

FLEX LTD.,

YUMA, INC.

and

NEXTRACKER INC.

Dated as of January 2, 2024

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of January 2, 2024 by and among Flex Ltd., a Singapore registered public company limited by shares with registered address of 2 Changi South Lane, Singapore 486123, and having company registration no. 199002645H acting through its Bermuda branch, having a principal place of business from which it conducts operations in accordance with its permit located at 16 Par-la-Ville Road, Hamilton HM08 Bermuda (“Flex”), Nextracker Inc., a Delaware corporation (“PubCo”) and Yuma, Inc., a Delaware corporation which is an indirect wholly owned Subsidiary of Flex (“NewCo”). “Party” or “Parties” means Flex, PubCo or NewCo, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Separation Agreement, dated as of February 1, 2022, by and among Flex, PubCo, Nextracker LLC, a Delaware limited liability company, formerly Nextracker Holdings, Inc., and, solely for the purposes of Section 3.8 thereof, Flextronics International USA, Inc., a California corporation (“FIUI”) (the “Separation Agreement”).

RECITALS

WHEREAS, the Board of Directors of Flex has determined that it is appropriate, desirable and in the best interests of Flex and its stockholders to effect a distribution whereby the holders of Flex Ordinary Shares will receive one share of NewCo Common Stock, par value $0.001 per share, for each Flex Ordinary Share held by each such holder (the “External Distribution”);

WHEREAS, prior to the External Distribution, FIUI will directly hold all of the issued and outstanding shares of NewCo Common Stock, par value $0.001 per share;

WHEREAS, in order for Flex to effect the External Distribution, FIUI will distribute to Flextronics International Holding LLC, a Delaware limited liability company (“Flex LLC”) all right, title and interest in and to the NewCo Common Stock (“Internal Distribution 1”);

WHEREAS, in connection with, and immediately following the consummation of Internal Distribution 1, Flex LLC will distribute to Flextronics Corporation, a Delaware corporation (“Flextronics Corporation”) all right, title and interest in and to the NewCo Common Stock (“Internal Distribution 2”);

WHEREAS, in connection with, and immediately following the consummation of Internal Distribution 2, Flextronics Corporation will distribute to Flex Holdings Luxembourg SARL, a Luxembourg société à responsabilité limitée (“Flex Holdings”), all right, title and interest in and to the NewCo Common Stock (“Internal Distribution 3”);

WHEREAS, in connection with, and immediately following the consummation of Internal Distribution 3, Flex Holdings will distribute to Flextronics Technologies Luxembourg SARL, a Luxembourg société à responsabilité limitée (“Flex Technologies”), all right, title and interest in and to the NewCo Common Stock (“Internal Distribution 4”);

WHEREAS, in connection with, and immediately following the consummation of Internal Distribution 4, Flex Technologies will distribute to Flex all right, title and interest in and to the

NewCo Common Stock (“Internal Distribution 5”) (each of Internal Distributions 1 through 5, the “Internal Distributions” and, together with the External Distribution, the “Distributions”);

WHEREAS, for U.S. federal income tax purposes, it is intended that each of Internal Distribution 1, Internal Distribution 3, Internal Distribution 4, and the External Distribution shall qualify as a tax-free distribution described under Section 355 of the Code, and each of Internal Distribution 2 and Internal Distribution 5 shall be disregarded;

WHEREAS, following the Distributions, pursuant to that certain Agreement and Plan of Merger, dated as of February 7, 2023 (the “Merger Agreement”), by and among Flex, PubCo, NewCo and Yuma Acquisition Corp., a Delaware corporation and wholly owned subsidiary of PubCo (“Merger Sub”), Flex intends to effect a merger of NewCo with Merger Sub, with NewCo surviving (the “Merger”);

WHEREAS, shortly following the completion of the Merger, PubCo and NewCo intend to effect a merger of NewCo with and into a wholly-owned limited liability company subsidiary of PubCo, with such limited liability company surviving the merger as a wholly-owned subsidiary of PubCo in a transaction that, together with the Merger, will be treated as a single integrated transaction for U.S. federal income Tax purposes that qualifies as tax-free under Section 368(a) of the Code (the “Second-Step Merger” and, together with the Merger, the “Mergers”);

WHEREAS, certain members of the Flex Group, on the one hand, and certain members of the NewCo Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and foreign Tax purposes; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status of the Distributions and the Mergers;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   General. As used in this Agreement, the following terms shall have the following meanings:

(1)   “Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

(2)   “Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(3)   “Agreement” shall have the meaning set forth in the preamble hereto.

(4)   “Ancillary Agreement” shall have the meaning set forth in the Separation Agreement, and any other agreements to be entered into by any of the Parties in connection with the Distributions or the Mergers.

(5)   “Business Day” shall have the meaning set forth in the Separation Agreement.

(6)   “Code” means the Internal Revenue Code of 1986, as amended.

(7)   “Controlling Party” means, with respect to a Tax Contest, the Party (as between Flex and NewCo) entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

(8)   “Disqualifying Action” means (a) any action (or the failure to take any action) by any Party or the Affiliate of any Party (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distributions involving the capital stock of such Party or Affiliate or any assets of any such Party or Affiliate or (c) any breach by any Party or Affiliate of any Party after the Distributions of any representation, warranty, or covenant made by them in this Agreement, in each case, that would adversely affect the Tax-Free Status of the Distributions or the Mergers; provided, however, that the term “Disqualifying Action” shall not include (i) any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Distributions or the Mergers, or (ii) any TPG Exchanges.

(9)   “Distribution Date” means the first date on which all of the Distributions have been effected.

(10)   “Distribution Taxes” means any Taxes incurred solely as a result of the failure of the failure of the Distributions to qualify for Tax-Free Status.

(11)   “Distributions” shall have the meaning set forth in the recitals hereof.

(12)   “Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

(13)   “Employment Tax” means those liabilities for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

(14)   “Expert” shall have the meaning set forth in Section 9.7.

(15)   “External Distribution” shall have the meaning set forth in the recitals hereof.

(16)   “Federal Income Tax” means any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(17)   “Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

(18)   “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

(19)   “FIUI” shall have the meaning set forth in the preamble hereto.

(20)   “Flex” shall have the meaning set forth in the preamble hereto.

(21)   “Flex Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which NewCo is a member immediately prior to the Distributions.

(22)   “Flex Federal Consolidated Income Tax Return” means any U.S. federal income Tax Return for the Flex Affiliated Group.

(23)   “Flex Group” means Flex and its Subsidiaries, excluding any entity that is a member of the NewCo Group, as determined immediately after the Distributions.

(24)   “Flex Holdings” shall have the meaning set forth in the recitals hereof.

(25)   “Flex LLC” shall have the meaning set forth in the recitals hereof.

(26)   “Flex Retained Business” shall have the meaning set forth in the Separation Agreement.

(27)   “Flex Separate Return” means any Tax Return of or including any member of the Flex Group (including any consolidated, combined or unitary return) that does not include any member of the NewCo Group.

(28)   “Flex Technologies” shall have the meaning set forth in the recitals hereof.

(29)   “Flextronics Corporation” shall have the meaning set forth in the recitals hereof.

(30)   “Foreign Tax” means any Tax imposed by any country other than the United States or by any possession of the United States, or by any political subdivision of any such country or possession, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(31)   “Group” means either the Flex Group or the NewCo Group, as the context requires.

(32)   “Indemnifying Party” shall have the meaning set forth in Section 5.2(a).

(33)   “Indemnitee” shall have the meaning set forth in Section 5.2(a).

(34)   “Internal Distribution 1” shall have the meaning set forth in the recitals hereof.

(35)   “Internal Distribution 2” shall have the meaning set forth in the recitals hereof.

(36)   “Internal Distribution 3” shall have the meaning set forth in the recitals hereof.

(37)   “Internal Distribution 4” shall have the meaning set forth in the recitals hereof.

(38)   “Internal Distribution 5” shall have the meaning set forth in the recitals hereof.

(39)   “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

(40)   “IRS Ruling” means the U.S. federal income Tax ruling obtained by Flex and any supplements thereto, issued by the IRS in connection with the Distributions.

(41)   “IRS Ruling Request” means the private letter ruling request dated May 30, 2023 filed by Flex with the IRS requesting the IRS Ruling.

(42)   “JAMS” shall have the meaning set forth in Section 9.8.

(43)   “Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Flex Group together with one or more members of the NewCo Group.

(44)   “Law” shall have the meaning set forth in the Separation Agreement.

(45)   “Merger” shall have the meaning set forth in the recitals hereof.

(46)   “Mergers” shall have the meaning set forth in the recitals hereof.

(47)   “Merger Agreement” shall have the meaning set forth in the recitals hereof.

(48)   “Merger Date” means the date on which the Merger occurs.

(49)   “Merger Sub” shall have the meaning set forth in the recitals hereof.

(50)   “NewCo” shall have the meaning set forth in the preamble hereto.

(51)   “NewCo Group” means NewCo and its Subsidiaries, as determined immediately after the Distributions.

(52)   “NewCo Separate Return” means any Tax Return of or including any member of the NewCo Group (including any consolidated, combined or unitary return) that does not include any member of the Flex Group.

(53)   “Nextracker Business” shall have the meaning set forth in the Separation Agreement.

(54)   “Non-Controlling Party” means, with respect to a Tax Contest, a Party (as between Flex and NewCo) that is not entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

(55)   “Parties” shall have the meaning set forth in the preamble hereto.

(56)   “Past Practices” shall have the meaning set forth in Section 3.5.

(57)   “Person” shall have the meaning set forth in the Separation Agreement.

(58)   “Post-Distribution Tax Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day immediately following the Distribution Date.

(59)   “Pre-Distribution Tax Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

(60)   “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by NewCo or PubCo management or stockholders, is a hostile acquisition, or otherwise, as a result of which NewCo or PubCo (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from NewCo or PubCo (or any successor thereto) and/or one or more holders of NewCo or PubCo capital stock, respectively, any amount of capital stock of NewCo or PubCo. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the Distributions, the Mergers, or the TPG Exchanges, (ii) the adoption by NewCo or PubCo of a stockholder rights plan, (iii) issuances by NewCo or PubCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), or (iv) transfers of the capital stock of NewCo or PubCo that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of capital stock shall be treated as an indirect acquisition of shares of capital stock by the non-exchanging stockholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury

Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

(61)   “PubCo” shall have the meaning set forth in the preamble hereto.

(62)   “Reasonable Basis” means reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

(63)   “Reconciliation Dispute” shall have the meaning set forth in Section 9.7.

(64)   “Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

(65)   “Responsible Party” shall have the meaning set forth in Section 3.3.

(66)   “Restricted Period” means the period which begins with the Distribution Date and ends two (2) years thereafter.

(67)   “Second-Step Merger” shall have the meaning set forth in the recitals hereof.

(68)   “Section 336(e) Election” shall have the meaning set forth in Section 3.7(a).

(69)   “Separate Return” means a Flex Separate Return or a NewCo Separate Return, as the case may be.

(70)   “Separation Agreement” shall have the meaning set forth in the preamble hereto.

(71)   “State Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(72)   “Straddle Period” means any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

(73)   “Subsidiary” means with respect to any Person (a) a corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) any other Person in which such Person, directly or indirectly, owns 50% or more of the equity or economic interest thereof or has the power to elect or direct the election of 50% or more of the members of the governing body of such entity.

(74)   “Supplemental Ruling” means any U.S. federal income Tax ruling which may be issued by the IRS to the effect that a transaction will not affect the Tax-Free Status of the Distributions or the Mergers.

(75)   “Tax” or “Taxes” means (a) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind in the nature of a tax imposed by any federal, state, local or non-United States Taxing Authority, including income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (b) liability for the payment of any amount of the type described in clause (a) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (c) liability for the payment of any amount of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(76)   “Tax Attribute” means net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

(77)   “Tax Certificates” means any certificates of officers of Flex, NewCo or PubCo, provided to Deloitte Tax LLP in connection with the Tax Opinion.

(78)   “Tax Contest” shall have the meaning set forth in Section 6.1.

(79)   “Tax-Free Status” means the qualification of (a) each of Internal Distribution 1, Internal Distribution 3, Internal Distribution 4 and the External Distribution as a distribution described in Section 355 of the Code, (b) each of Internal Distribution 2 and Internal Distribution 5 as disregarded, and (c) the Mergers as a reorganization described in Section 368(a) of the Code, as the case may be, such that each Party and the holders of equity interests in Flex or NewCo, respectively, will recognize no income or gain for U.S. federal income tax purposes, other than, as applicable, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and gain recognized as a result of the receipt of cash received in lieu of any fractional shares of Class A common stock in accordance with the terms of the Merger Agreement.

(80)   “Tax-Free Status Failure” means a failure of any of the Distributions or the Mergers, as the case may be, with respect to its Tax-Free Status.

(81)   “Tax Item” means any item of income, gain, loss, deduction, or credit.

(82)   “Tax Materials” shall have the meaning set forth in Section 4.1(a).

(83)   “Tax Opinion” means the written opinion of Deloitte Tax LLP, dated as of the Distribution Date, regarding certain tax consequences of the Distributions and the Mergers.

(84)   “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Law.

(85)   “Tax Receivable Agreement” means that certain tax receivable agreement, dated as of February 13, 2023, by and among PubCo and each other party thereto, together with any joinder thereto from time to time by any successor or assign to any party to such agreement, as it may be amended from time to time in accordance with its terms.

(86)   “Tax Records” shall have the meaning set forth in Section 8.1.

(87)   “Tax-Related Losses” means (a) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (b) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Flex, NewCo or PubCo (or any of their respective Affiliates) in respect of the liability of stockholders, whether paid to stockholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Distributions or the Mergers to qualify for Tax-Free Status.

(88)   “Tax Return” means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

(89)   “Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

(90)   “TPG Exchanges” means the exchanges or other transactions pursuant to the “Reorganization” or the “Exchange Agreement” where the “TPG Parties” (or assignees thereof) receive “Class A Shares” or cash, and for purposes of Section 4.2(d)(iii) treating all future TPG Exchanges as having occurred in exchange for “Class A Shares” (as opposed to cash) (in each case, as such terms are defined in the Tax Receivable Agreement).

(91)   “Transaction Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Distributions and the Mergers.

(92)   “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

(93)   “Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Distributions or the Mergers.

ARTICLE II

PAYMENTS AND TAX REFUNDS

Section 2.1   Tax Relating to Joint Returns.

(a)   Flex shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Distribution Tax Periods.

(b)   Flex shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Post-Distribution Tax Periods, other than those Taxes described in Section 2.1(c).

(c)   NewCo shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Nextracker Business for all Post-Distribution Tax Periods.

Section 2.2   Tax Relating to Separate Returns.

(a)   Flex shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any Flex Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

(b)   NewCo shall pay and be responsible for any and all Taxes due with respect to or required to be reported on any NewCo Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.

Section 2.3   Certain Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1 and 2.2, Flex and NewCo each shall pay and be responsible for 50% of any Transaction Taxes.

Section 2.4   Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

Section 2.5   Tax Refunds.

(a)   Flex shall be entitled to all Refunds related to Taxes the liability for which is allocated to Flex pursuant to this Agreement. NewCo shall be entitled to all Refunds related to Taxes the liability for which is allocated to NewCo pursuant to this Agreement.

(b)   NewCo shall pay to Flex any Refund received by any member of the NewCo Group, PubCo or any Subsidiary of PubCo that is allocable to Flex pursuant to this Section 2.5 no later than five Business Days after the receipt of such Refund. Flex shall pay to NewCo any Refund received by Flex or any member of the Flex Group that is allocable to NewCo pursuant to this Section 2.5 no later than five Business Days after the receipt of such Refund. For purposes of this Section 2.5, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due.

Section 2.6   Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Flex Group and any member of the NewCo Group shall be terminated with respect to each such Group as of the Distribution Date. No member of either the Flex Group or the NewCo Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1   Flex’s Responsibility. Flex shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all Flex Separate Returns, including any amended Joint Returns or amended Flex Separate Returns. To determine the liability for Taxes on a Joint Return for a Straddle Period, (a) property, ad valorem or similar Taxes and exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Distribution Tax Period and the Post-Distribution Tax Period on a daily pro-rata basis, and (b) all other Taxes shall be apportioned between the Pre-Distribution Tax Period and the Post-Distribution Tax Period on the basis of the “closing of the books” method as of the end of the day on the Distribution Date (for the avoidance of doubt, to the extent any member of the NewCo Group is included in any Joint Return for a taxable period that includes the Distribution Date, Flex shall cause to be included in such Joint Return the results of such member of the NewCo Group on the basis of the “closing of the books” method consistent with Treasury Regulations Section 1.1502-76(b)(2)(i) (or any analogous provision of applicable Law)); provided, however, that items of income, gain, loss, deduction and credit of Nextracker LLC for the taxable year which includes the Distribution Date shall be apportioned between the Pre-Distribution Tax Periods and the Post-Distribution Tax Periods in accordance with Treasury Regulations Section 1.1502-76(b)(2)(vi) (or any analogous provision of applicable Law); provided, further, that any items arising from any transactions outside the ordinary course of business that occur on the Distribution Date but after the Distributions shall be treated as occurring on the day after the Distributions under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any analogous provision of applicable Law).

Section 3.2   NewCo’s Responsibility. NewCo shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the NewCo Group other than those Tax

Returns which Flex is required to prepare and file under Section 3.1 including any amended Tax Returns. For the avoidance of doubt, the Tax Returns required to be prepared and filed by NewCo under this Section 3.2 shall include any NewCo Separate Returns and any amended NewCo Separate Returns.

Section 3.3   Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of a Party (as between Flex and NewCo) other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Responsible Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party, shall provide a draft of such portion of such Tax Return to the Reviewing Party for their review and comment at least 30 days prior to the Due Date for such Tax Return, and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments.

Section 3.4   Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII. Notwithstanding anything to the contrary in this Agreement, Flex shall not be required to disclose to PubCo or NewCo any consolidated, combined, unitary, or other similar Joint Return of which a member of the Flex Group is the common parent or any information related to such a Joint Return other than information relating solely to the NewCo Group; provided, that Flex shall provide such additional information that is reasonably required to support the determination of Taxes allocable to the NewCo Group under Section 2.1 (for the avoidance of doubt, Flex shall be permitted to redact any information that is not relevant, which determination shall be made reasonably and in good faith). If an amended Separate Return for State or Foreign Taxes for which NewCo is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third party preparers.

Section 3.5   Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which NewCo is the Responsible Party, such Tax Return shall be prepared in a manner (a) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by NewCo; and (b) that, to the extent consistent with clause (a), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties, including by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. NewCo shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, NewCo (and any member of the NewCo Group) shall not be permitted to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all taxable periods (or portions thereof) ending on or before the Distribution Date have expired without Flex’s prior written consent.

Section 3.6   Reporting of the Distributions and the Mergers. The Parties shall (and shall cause their respective Affiliates to) report the Distributions and the Mergers on each applicable Tax Return consistently with the Tax-Free Status of the Distributions and the Mergers, as applicable, taking into account the jurisdiction in which such Tax Return is filed, except to the extent otherwise required by a Final Determination.

Section 3.7   Section 336(e) Election.

(a)   Flex and NewCo agree to make a protective election under Section 336(e) of the Code (“Section 336(e) Election”) with respect to the Distributions and the Parties agree to take any action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as reasonably determined by Flex and NewCo; provided, however, that if the Section 336(e) Election results in a material adverse Tax consequence to Flex or its Subsidiaries for a Pre-Distribution Tax Period (compared to the Tax consequences that would have resulted if no Section 336(e) Election was made), then the Section 336(e) Election shall only be made by the Parties as directed by Flex in its sole discretion.

(b)   If (i) the Section 336(e) Election is made, (ii) there is a Tax-Free Status Failure, and (iii) the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered liabilities of Flex, then Flex shall be entitled to periodic payments from NewCo equal to 85% of the Tax savings arising from the step-up in Tax basis resulting from the Section 336(e) Election. The Parties shall negotiate in good faith the terms of a tax receivable agreement substantially similar to the existing Tax Receivable Agreement to govern the calculation and making of such payments; provided, that any such Tax savings shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in Tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards and after the utilization of any deductions or amortization or other attributes in respect of which PubCo or its Affiliates are required to make payments pursuant to the Tax Receivable Agreement).

Section 3.8   Payment of Taxes.

(a)   With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b)   In the case of any Tax Return for which a Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify such other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five Business Days prior to the date on which such payment is due and 15 Business Days after the receipt of such notice.

(c)   With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five Business Days prior to the date on which such payment is due and 15 Business Days after the receipt of such notice.

Section 3.9   Amended Returns and Carrybacks.

(a)   NewCo shall not, and shall not permit any member of the NewCo Group to, file or allow to be filed any request for an Adjustment for any taxable period (or portion thereof) ending on or before the Distribution Date (including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date) without the prior written consent of Flex.

(b)   NewCo shall, and shall cause each member of the NewCo Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Distribution Date.

(c)   NewCo shall not, and shall cause each member of the NewCo Group not to, without the prior written consent of Flex, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Distribution Date.

(d)   Receipt of consent by NewCo or a member of the NewCo Group from Flex pursuant to the provisions of this Section 3.9 shall not limit or modify NewCo’s continuing indemnification obligation pursuant to Section 5.1.

Section 3.10   Tax Attributes. Flex shall in good faith advise NewCo in writing of the amount, if any, of Tax Attributes, which Flex reasonably determines, in its good faith discretion, shall be allocated or apportioned to the NewCo Group under applicable Law. NewCo and all members of the NewCo Group shall prepare all Tax Returns in accordance with such written notice. If NewCo disputes Flex’s allocation or apportionment of Tax Attributes, and the Parties cannot come to an agreement on such allocation or apportionment of Tax Attributes, then the dispute reconciliation method set forth in Section 9.7 shall be applied mutatis mutandis. For the avoidance of doubt, Flex shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 3.10.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTIONS AND THE MERGERS

Section 4.1   Representations and Warranties.

(a)   Flex, on behalf of itself and all other members of the Flex Group, to the extent applicable, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request, the Tax Opinion, any Tax Certificate and any other materials delivered in connection with the issuance of the IRS Ruling or the rendering of the Tax Opinion (collectively, the “Tax Materials”) and (ii) any facts presented and representations that have been made therein, to the extent descriptive of or otherwise relating to Flex or any member of the Flex Group or the Flex Retained Business, were or will be, at the time presented or represented and from such time until and including the Merger Date, true, correct, and complete in all material respects. Flex, on behalf of itself and all other members of the Flex Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Flex or any member of the Flex Group or the Flex Retained Business.

(b)   NewCo, on behalf of itself and all other members of the NewCo Group, to the extent applicable, hereby represents and warrants that (i) it has examined any Tax Materials and (ii) any facts presented and representations that have been made therein, to the extent descriptive of or otherwise relating to NewCo or any other member of the NewCo Group or the Nextracker Business, were or will be, at the time presented or represented and from such time until and including the Merger Date, true, correct, and complete in all material respects. NewCo, on behalf of itself and all other members of the NewCo Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to NewCo or any other member of the NewCo Group or the Nextracker Business.

(c)   PubCo hereby represents and warrants that any facts presented and representations that it made in any Tax Certificate, to the extent descriptive of or otherwise relating to PubCo or any of its Subsidiaries, were or will be, at the time presented or represented and from such time until and including the Merger Date, true, correct, and complete in all material respects.

(d)   Each of Flex, on behalf of itself and all other members of the Flex Group, NewCo, on behalf of itself and all other members of the NewCo Group, and PubCo, on behalf of itself and all of its Subsidiaries, represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Distributions or the Mergers to be other than the Tax-Free Status of the Distributions and the Mergers, respectively.

Section 4.2   Restrictions Relating to the Tax-Free Status of the Distributions and the Mergers.

(a)   NewCo, on behalf of itself and all other members of the NewCo Group, hereby covenants and agrees that no member of the NewCo Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action which constitutes a Disqualifying Action.

(b)   PubCo, on behalf of itself and its Subsidiaries, hereby covenants and agrees that neither PubCo nor any of its Subsidiaries will take, fail to take, or permit to be taken any action which constitutes a Disqualifying Action.

(c)   Flex, on behalf of itself and its Subsidiaries, hereby covenants and agrees that neither Flex nor any of its Subsidiaries will take, fail to take, or permit to be taken any action which constitutes a Disqualifying Action.

(d)   For the avoidance of doubt, and in no way limiting the restrictions imposed by Sections 4.2(a) and (b), during the Restricted Period, except pursuant to the Mergers, the Distributions, or any TPG Exchanges, NewCo and PubCo, as applicable:

(i)   shall continue and cause to be continued the active conduct of the Nextracker Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distributions,

(ii)   shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes),

(iii)   shall not (1) enter into any Proposed Acquisition Transaction or, to the extent it has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (5) facilitate or otherwise participate in any acquisition of stock in PubCo that would result in any shareholder owning directly or indirectly 5% or more of the outstanding stock of PubCo (by voting power or value) or (6) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Certificates) which in the aggregate would be reasonably likely to, when combined with any other direct or indirect changes in ownership of its capital stock pertinent for purposes of Section 355(e) of the Code (including the Mergers, the Distributions and the TPG Exchanges, assuming for this purpose that all potential TPG Exchanges have occurred regardless of whether they have actually occurred), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in its capital stock or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Distributions or the Mergers; and

(iv)   shall not and shall not permit NewCo or its Subsidiaries to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20% of the consolidated gross assets of itself or its Subsidiaries. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of itself or its Subsidiaries. The percentages of gross assets or consolidated gross assets of itself or its Subsidiaries, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of itself and its Subsidiaries as of the Distribution Date. For purposes of this Section 4.2(d)(iv), a merger of NewCo or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of NewCo (except for the Mergers) shall constitute a disposition of all of the assets of NewCo or such Subsidiary.

(e)   Notwithstanding the restrictions imposed by Section 4.2(a), (b), (c) and (d), any Party or an Affiliate of any Party may take any of the actions or transactions described therein if such Party or Affiliate obtains (i) an Unqualified Tax Opinion in form and substance reasonably satisfactory to Flex, (ii) a Supplemental Ruling in form and substance reasonably satisfactory to Flex or (iii) the prior written consent of Flex waiving the requirement that such Party or Affiliate obtain an Unqualified Tax Opinion or a Supplemental Ruling, such waiver to be provided in Flex’s sole and absolute discretion. Flex’s evaluation of an Unqualified Tax Opinion or a Supplemental Ruling may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion or ruling. Such Party or Affiliate shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Supplemental Ruling and shall reimburse Flex for all reasonable out-of-pocket expenses that Flex or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion or Supplemental Ruling. Neither the delivery of an Unqualified Tax Opinion or a Supplemental Ruling nor Flex’s waiver of the obligation to deliver an Unqualified Tax Opinion or a Supplemental Ruling shall limit or modify any indemnification obligation pursuant to Section 5.1.

ARTICLE V

INDEMNITY OBLIGATIONS

Section 5.1   Indemnity Obligations.

(a)   Flex shall indemnify and hold harmless NewCo and PubCo from and against, and will reimburse NewCo and PubCo for, (i) all liability for Taxes allocated to Flex pursuant to Article II, and (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Flex Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Flex Group that is allocated to NewCo pursuant to Section 2.5(a), and (iv) any Distribution Taxes and Tax-Related Losses that are not described in Section 5.1(b).

(b)   Without regard to whether an Unqualified Tax Opinion or Supplemental Ruling may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, NewCo (on behalf of itself or PubCo, as applicable) shall indemnify and hold harmless Flex from and against, and will reimburse

Flex for, (i) all liability for Taxes allocated to NewCo pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of NewCo or any other member of the NewCo Group or of PubCo or any of its Subsidiaries pursuant to this Agreement, (iii) the amount of any Refund received by any member of the NewCo Group, PubCo or any Subsidiary of PubCo that is allocated to Flex pursuant to Section 2.5(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a NewCo or PubCo Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(e) are satisfied); provided, however, that notwithstanding anything to the contrary in this Agreement, neither NewCo nor PubCo (nor any of their respective Affiliates) shall be responsible for the accuracy or completeness of any representation, warranty or covenant made by NewCo pursuant to this Agreement (or otherwise) with respect to periods prior to the effectiveness of the Mergers.

(c)   To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Flex, on the one hand, and NewCo or PubCo, on the other hand, according to relative fault.

Section 5.2   Indemnification Payments.

(a)   Except as otherwise provided in this Agreement, if any Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax, or to another Person a payment in respect of a Tax, that another Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) 15 Business Days after the receipt of notice from the other Party.

(b)   If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination is agreed to by the Parties, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

Section 5.3   Payment Mechanics.

(a)   All payments under this Agreement shall be made by Flex directly to NewCo and by NewCo directly to Flex; provided, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Flex Group, on the one hand, may make such indemnification payment to any member of the NewCo Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b)   In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

Section 5.4   Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all U.S. federal income Tax purposes as either (i) a non-taxable contribution by FIUI to NewCo, or (ii) a distribution by NewCo to FIUI, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distributions, such payment shall be treated as having been made immediately prior to the Distributions. Notwithstanding the foregoing, Flex shall notify NewCo if it reasonably determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

ARTICLE VI

TAX CONTESTS

Section 6.1   Notice. Each Party (as between Flex and NewCo) shall notify the other Party in writing within 10 days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

Section 6.2   Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Article II hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.3   Joint Return. In the case of any Tax Contest with respect to any Joint Return, Flex shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

Section 6.4   Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties (as between Flex and NewCo) shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing

Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

Section 6.5   Settlement Rights. Unless waived by the Flex or NewCo in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (a) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (b) the Controlling Party shall timely provide the Non-Controlling Party with copies of any relevant written materials relating to such potential adjustment in such Tax Contest received from any Taxing Authority; (c) the Controlling Party shall timely provide the Non-Controlling Party copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (d) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION; CONSISTENCY

Section 7.1   Cooperation. Each of the Parties shall (a) furnish to the other Parties in a timely manner such information, documents and other materials in such Party’s possession or control as the other Parties may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other Parties and its representatives during normal business hours upon reasonable advanced notice to provide explanations of documents and materials and such other information as the other Parties or its respective representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any of the foregoing matters, and each of the Parties shall reimburse the other Parties for any reasonable third-party costs and expenses incurred pursuant to this Section 7.1 for the benefit of the reimbursing Party.

Section 7.2   Consistent Treatment. The Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, with respect to the Tax-Free Status of the Distributions and the Mergers) in a manner consistent with this Agreement unless otherwise required by Law.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

Section 8.1   Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Law, but in any event until the later of (a) 60 days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (b) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Flex Group or the NewCo Group or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the Flex Group proposes to destroy such records or documents, it shall first notify the NewCo Group in writing and the NewCo Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date that the NewCo Group proposes to destroy such records or documents, it shall first notify the Flex Group in writing and the Flex Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.2   Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Parties and its respective Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Parties in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Parties shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

MISCELLANEOUS

Section 9.1   Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and, except in the case of email, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by email (which shall be deemed to have been duly given or made upon affirmative reply by email by the intended recipient that such email was received) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

To Flex:

Flextronics International USA, Inc.

c/o Flex Ltd.

2 Changi South Lane

Singapore 486123

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1001 Page Mill Road, Building

Palo Alto, California 94304
Attention: Sharon R. Flanagan
E-mail: sflanagan@sidley.com

To NewCo:

Yuma, Inc.

c/o Flex Ltd.
2 Changi South Lane

Singapore 486123

Attention: General Counsel

E-mail: general.counsel@flex.com

With copy to: richard.riecker@flex.com

To PubCo:

Nextracker Inc.

6200 Paseo Padre Parkway

Fremont, California 94555

Attention: General Counsel

E-mail: lschlesinger@nextracker.com

Section 9.2   Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 9.3   Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.4   Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.5   Successors; Assignment; Amendments.

(a)   The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties.

(b)   This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by each of the Parties. In the event that this Agreement is amended, PubCo shall provide a copy of such amendment to all other Parties.

Section 9.6   Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 9.7   Reconciliation. In the event that the Parties are unable to resolve a disagreement under Articles II, III, IV, or V (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the Parties involved. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parties involved agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any of the Parties or other actual or potential conflict of interest. If the Parties involved are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve such matter within 15 days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the applicable Party, subject to adjustment or amendment upon resolution. The Parties shall bear their own costs and expenses of such proceeding; provided, however, that if the Expert determines that one Party’s position predominantly prevailed in resolving the Reconciliation Dispute, the other Parties involved in the dispute shall reimburse the prevailing Party for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 9.7 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 9.7 shall be binding on the Parties and may be entered and enforced in any court having jurisdiction.

Section 9.8  Governing Law; Consent to Jurisdiction. Except as provided for in the last sentence of this Section 9.8, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Subject to Section 9.7, any dispute arising from or relating to the subject matter of this Agreement, including but not limited to the scope and applicability of this Section 9.8 shall be referred to and finally determined by arbitration in accordance with the Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, by one commercial arbitrator with at least twenty years of experience resolving commercial contract disputes, who shall be selected from the appropriate list of JAMS arbitrators in accordance with the Arbitration Rules and Procedures of JAMS. The seat of arbitration will be Santa Clara County, California and the language of the arbitration proceedings will be English. Judgment upon the award so rendered may be entered in a court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each Party shall have the right to institute an action in a court of proper jurisdiction for injunctive or other equitable relief pending a final decision by the arbitrator. For all purposes of this Agreement, the Parties consent to exclusive jurisdiction and venue in the state or federal courts of the State of Delaware. This Section 9.8 shall be governed by and construed in accordance with the Federal Arbitration Act and, to the extent not inconsistent with the Federal Arbitration Act, the laws of the State of Delaware, without regard to conflict of law principles that would cause the application of the laws of another jurisdiction.

Section 9.9   Waivers. Any consent required or permitted to be given by any Party to each other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 9.10   Specific Enforcement. The Parties acknowledge that the remedies at Law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

FLEX LTD.

By:	/s/ B Vijayandran A/L S Balasingam
	Name:	B Vijayandran A/L S Balasingam
	Title:	Authorized Signatory

YUMA, INC.

By:	/s/ Jason Spicer
	Name:	Jason Spicer
	Title:	President

NEXTRACKER INC.

By:	/s/ David P. Bennett
	Name:	David P. Bennett
	Title:	Chief Financial Officer